UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
ACCRETIVE HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2011

The Annual Meeting of Stockholders of Accretive Health, Inc. will be held on Friday, June 3, 2011 at 9:00 a.m., local time, at the Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611, to consider and act upon the following matters:

1. Elect three Class I directors, each for a three-year term;

2. Vote on a non-binding advisory proposal to approve executive compensation;

3. Vote on a non-binding advisory proposal regarding the frequency of future advisory proposals to approve executive compensation;

4. Ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. Transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on Wednesday, April 20, 2011 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors,

Mary A. Tolan
Founder and Chief Executive Officer

Chicago, Illinois

April 28, 2011

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 2 OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

“STREET NAME” HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN ACCRETIVE HEALTH, INC. AS OF THE RECORD DATE.

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ACCRETIVE HEALTH, INC.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611

PROXY STATEMENT
For our 2011 Annual Meeting of Stockholders to be held on June 3, 2011

Accretive Health, Inc. (often referred to as “we” or “us” in this document) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2011 Annual Meeting of Stockholders, which will be held on Friday, June 3, 2011 at 9:00 a.m. at the Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611. You may obtain directions to the location of the Annual Meeting of Stockholders by contacting our Office of Investor Relations by telephone at 877-252-2170 or by e-mail at investorrelations@accretivehealth.com. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

On or about April 28, 2011, we are mailing these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 fiscal year”) and other information required by the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on June 3, 2011

This proxy statement and our 2010 Annual Report are available for viewing, printing and downloading at http://proxyonline.accretivehealth.com

You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the
fiscal year ended December 31, 2010, at www.accretivehealth.com, or by contacting our Office of
Investor Relations by telephone at 877-252-2170 or by e-mail at
investorrelations@accretivehealth.com

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission, other than exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Accretive Health, Inc
Attention: Office of Investor Relations
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Telephone: 877-252-2170

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1. The election of three Class I directors, each for a three-year term;

2. A non-binding advisory proposal to approve executive compensation;

3. A non-binding advisory proposal on the frequency of future executive compensation advisory votes;

4. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

5. The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who can vote?

All stockholders of record at the close of business on Wednesday, April 20, 2011, which we refer to as the record date, are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of common stock, of which 95,900,532 shares were outstanding on the record date. Each share outstanding on the record date is entitled to one vote.

How many votes do I have?

Each share of our common stock you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How do I vote?

Included with the proxy materials you received is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. The proxy card or voting instruction card contains instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 4 and for every three years on Proposal 3.

If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I change my vote after I have voted my shares?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under New York Stock Exchange, or NYSE, rules applicable to banks and brokerage firms, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 4 is a discretionary item under these rules, and accordingly, your bank or brokerage firm will be able to vote your shares if you do not give instructions on how to do so. The election of directors in Proposal 1 is a “non-discretionary” item. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote in the election of directors in Proposal 1, no votes will be cast on your behalf. Similarly, Proposals 2 and 3 are non-discretionary items; therefore, no votes will be cast on your behalf for these proposals if you hold your shares in street name unless you instruct your bank, broker or other nominee how to vote in these non-binding advisory proposals.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on June 3, 2011. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. For the election of our class I directors, the non-binding advisory vote on executive compensation, the non-binding advisory vote on the frequency of future executive compensation advisory votes and ratification of the selection of our independent registered public accounting firm, a quorum consists of the holders of a majority of the common stock issued and outstanding and entitled to vote at the meeting, present or represented by proxy. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of class I directors.  The nominees for our class I directors receiving a plurality of the votes cast by holders of our common stock at the meeting in person or by proxy, shall be elected to our board of directors as our class I directors.

Non-binding advisory vote to approve executive compensation.  The affirmative vote of the holders of a majority of shares of common stock voted at the meeting, in person or by proxy, is required to approve the proposal on executive compensation.

Non-binding advisory vote on the frequency of future executive compensation advisory votes.  The affirmative vote of the holders of a majority of shares of common stock voted at the meeting, in person or by proxy, is required to approve one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal 3, because this proposal is non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and the company to hold future executive compensation advisory votes more or less frequently.

Ratification of the selection of our independent registered public accounting firm.  The affirmative vote of the holders of a majority of shares of common stock voted at the meeting, in person or by proxy, is required for ratification of the selection of our independent registered public accounting firm.

How will votes be counted?

Each share of common stock is entitled to one vote, whether voted by a proxy or by a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, described below. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

If you hold shares of common stock through a broker, bank or other representative, generally the broker, bank or representative may only vote the common stock in accordance with your instructions. However, if your representative does not timely receive instructions, your representative may only vote on those matters for which it has discretionary voting authority. If your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

Who will count the votes?

Broadridge Financial Solutions will count, tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of elections at the meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR the election of the class I director nominees listed below;

•	FOR the non-binding advisory vote to approve executive compensation;

•	FOR the election of three year frequency for the non-binding advisory vote of future executive compensation advisory votes; and

•	FOR the ratification of the selection of our independent registered public accounting firm.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting is May 8, 2011. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting.

Can I recommend a candidate for Accretive Health’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by submitting the stockholder’s name, address and number of shares of our stock held, as well as any other information required by our bylaws, the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2012 annual meeting, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2012 annual meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “Board Committees — Nominating and Corporate Governance Committee” and in the Corporate Governance Guidelines posted in the “Corporate Governance” section of the “Investor Relations” page of our website, www.accretivehealth.com.

How and when may I submit a stockholder proposal for the 2012 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2012 annual meeting, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 3, 2011.

If you wish to present a proposal or a proposed director candidate at the 2012 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice no later than March 5, 2012, but no sooner than February 4, 2012. However, if the date of the 2012 annual meeting is held before May 14, 2012 or after August 2, 2012, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2012 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2012 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Accretive Health, Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Attention: Corporate Secretary

How can I communicate with Accretive Health’s board of directors?

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.

All communications are forwarded to the chairman of the nominating and corporate governance committee and to the chairman of another committee of the board of directors, if the communication was addressed to the attention of another committee of the board of directors. The chairman of the nominating and corporate governance committee, in consultation, in the case of communications to be addressed by another committee of the board of directors, with the chairman of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the board of directors.

Our stockholders may send communications to our board of directors by forwarding them addressed to our corporate secretary, our board of directors or, in the case of matters concerning accounting, internal accounting controls and auditing, our audit committee, at the above address.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Accretive Health’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “SEC Filings” section of the “Investor Relations” page of our website at www.accretivehealth.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K (without exhibits), without charge, please contact:

Accretive Health, Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Attention: Investor Relations
Telephone: 877-252-2170
investorrelations@accretivehealth.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Office of Investor Relations at the address, telephone number or e-mail address listed above.

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

Our board of directors is currently authorized to have nine members. Our directors are divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class II directors whose term expires at our 2012 annual meeting of stockholders, three class III directors whose term expires at our 2013 annual meeting of stockholders and three class I directors whose term expires at this Annual Meeting of stockholders.

At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class I directors: Mary A. Tolan, J. Michael Cline and Denis J. Nayden. Ms. Tolan and Messrs. Cline and Nayden are currently members of our board of directors, and you can find more information about them in the section of this proxy statement entitled “INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS — Our Board of Directors.”

If elected, Ms. Tolan and Messrs. Cline and Nayden will hold office until the 2014 annual meeting of stockholders and until her or his successor is elected and qualified. Ms. Tolan and Messrs. Cline and Nayden have indicated their willingness to serve if elected. However, if any of them should be unable to serve, proxies may be voted for substitute nominees nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the nominees for class I directors.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation” below, who we refer to as our “named executive officers,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 3.

Our executive compensation programs are designed to attract, motivate, and retain high quality executives, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this proxy statement, beginning on page 24, describe in detail our executive compensation programs and the decisions made by the compensation committee with respect to the year ended December 31, 2010. Highlights of our executive compensation program include the following:

Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the breadth and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions; and

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value.

To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation to key corporate financial goals, primarily adjusted EBITDA targets, as well as to individual performance. We also provide a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our common stock.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our short and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 3 overrules any decision by the company or the board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

The board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the board of directors may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

After careful consideration, the board of directors believes that the executive compensation advisory vote should be held every three years, and therefore our Board of Directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory vote.

The board of directors believes that a once every three years, or triennial, executive compensation advisory vote will allow our stockholders to evaluate executive compensation on a more thorough, long-term basis than a more frequent vote. Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. As described in “Compensation Discussion and Analysis,” our compensation program emphasizes multi-year individual and company performance. Too-frequent executive compensation advisory votes may encourage short-term analysis of executive compensation. Annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation.

A triennial vote will also give our board of directors sufficient time to engage with stockholders to better understand their views about executive compensation and respond effectively to their concerns. Independent of the timing of the executive compensation advisory vote, we encourage stockholders to contact the board of directors at any time to provide feedback about corporate governance and executive compensation matters.

Therefore, the board of directors believes that holding the executive compensation advisory vote every three years is in the best interests of the company and its stockholders and recommends voting for a frequency of every “THREE YEARS”.

PROPOSAL 4 — RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval of the audit committee’s selection of Ernst & Young is not required by law, we believe that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. We expect that a representative of Ernst & Young LLP, which served as our independent registered public accounting firm for the year ended December 31, 2010, will be present at the Annual Meeting to respond to appropriate questions and make a statement if he or she wishes.

Our board of directors recommends a vote FOR the ratification of the selection of our independent registered public accounting firm.

Ernst & Young LLP billed to us a total of $1,242,461 for professional services rendered for the year ended December 31, 2010 and $1,270,622 for professional services rendered for the year ended December 31, 2009. The following table provides information about these fees.

Fee Category	Fiscal 2010	Fiscal 2009

Audit Fees	$1,198,685	$1,140,428
Audit-Related Fees	$15,000	$25,000
Tax Fees	$26,781	$103,234
All Other Fees	$1,995	$1,960

Total Fees	$1,242,461	$1,270,622

Audit Fees.  Audit fees consisted of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, subsidiary audits and other professional services provided in connection with our filings with the SEC. Audit fees also include $617,292 and $705,055 in fiscal 2010 and 2009, respectively, for professional services provided in connection with our initial public offering completed in May 2010.

Audit-Related Fees.  Audit-related fees consisted of fees for internal control reviews.

Tax Fees.  Tax fees consisted of fees for tax compliance and related regulatory filings.

All Other Fees.  All other fees consisted of a subscription for access to an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which you can find in the “Corporate Governance” section of the “Investor Relations” page of our website, www.accretivehealth.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

Pre-Approval of Audit and Non-Audit Services

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Our audit committee pre-approved all of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of April 20, 2011 about the beneficial ownership of shares of our common stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 20, 2011 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. As of April 20, 2011, there were 95,900,532 shares of our common stock outstanding. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611.

	Common Stock Beneficially Owned
Name	Shares	%

5% Stockholders
Accretive Investors SBIC, L.P.(1)	18,560,545	19.4%
FW Oak Hill Accretive Healthcare Investors, L.P.(2)	14,036,172	14.6%
FMR, LLC(3)	9,875,764	10.3%
Ascension Health(4)	6,942,349	7.2%
Directors and Officers
Mary A. Tolan(5)	13,739,988	14.2%
John T. Staton(6)	1,545,636	1.6%
Etienne H. Deffarges(7)	5,233,478	5.4%
Gregory N. Kazarian(8)	1,289,125	1.3%
Edgar M. Bronfman, Jr.(9)	60,186	*
J. Michael Cline(10)	18,623,371	19.4%
Steven N. Kaplan(11)	451,467	*
Stanley N. Logan(12)	2,061	*
Denis J. Nayden(13)	111,505	*
George P. Shultz(14)	749,677	*
Arthur H. Spiegel, III(15)	3,779,053	3.9%
Mark A. Wolfson(16)	60,186	*
All executive officers and directors as a group (12 persons)(17)	45,645,733	45.9%

*	Less than 1%

(1)	Accretive Associates SBIC, LLC is the general partner of Accretive Investors SBIC, L.P. Mr. Cline is the managing member of Accretive Associates SBIC, LLC, and may be deemed to have sole voting and investment power with respect to the shares held by Accretive Investors SBIC, L.P. The address of Accretive Investors SBIC, L.P. is c/o Accretive, LLC, 51 Madison Avenue, 31st Floor, New York, New York 10010.

(2)	Group VI 31, L.L.C. is the general partner of FW Oak Hill Accretive Healthcare Investors, L.P. (the “Oak Hill Partnership”). The sole member of Group VI 31, L.L.C. is J. Taylor Crandall, who disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. J. Taylor Crandall exercises voting and investment power with respect to such shares. Messrs. Nayden and Wolfson, who serve on our board of directors, are limited partners of the Oak Hill Partnership, and Mr. Wolfson is a Vice President and Assistant Secretary of Group VI 31, L.L.C. Neither Mr. Nayden nor Mr. Wolfson is deemed to have voting or investment power with respect to any shares held by the Oak Hill Partnership by virtue of their roles as limited partners of the Oak Hill Partnership or, in the case of Mr. Wolfson, by virtue of his position with Group VI 31, L.L.C. The address of the Oak Hill Partnership is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

(3)	According to a Schedule 13G filed with the SEC on March 10, 2011, FMR LLC reports sole voting power over 119,880 shares and sole investment power over 9,875,764 shares. Fidelity OTC Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 6,588,555 of the shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,755,884 of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson and FMR LLC, through their control of Fidelity, and the funds each have sole investment power over the 9,755,884 shares beneficially owned by Fidelity. Members of the family of Edward C. Johnson 3d, chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other FMR LLC Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole voting power or investment power over the shares owned directly by the Fidelity Funds, which powers reside with the funds’ board of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. The address of each of FMR LLC, Fidelity OTC Portfolio and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Ascension Health is a Missouri not-for-profit corporation. Anthony J. Speranzo, Ascension Health’s senior vice president and chief financial officer, and Matthew I. Herman, Ascension Health’s vice president, have shared voting and investment power with respect to the shares held by Ascension Health. Messrs. Speranzo and Herman disclaim beneficial ownership of such shares. The address of Ascension Health is 4600 Edmundson Road, St. Louis, Missouri 63134.

(5)	Includes 2,587,200 shares held by Tolan Family Trust U/A/D 6/29/03, John G. Tolan and Margaret A. Coughlin as Trustees, and 646,800 shares held by Tolan Gamma Trust U/A/D 12/31/06, Angie Selden and John G. Tolan, as Co-Trustees. Members of Ms. Tolan’s immediate family are beneficiaries of the trusts and share voting and investment power with respect to the shares held by these trusts. Also includes 1,176,000 shares subject to options exercisable within 60 days of April 20, 2011 (of which 294,000 shares would be vested if purchased upon exercise of these options as of April 20, 2011).

(6)	Consists of 169,046 shares held by John T. Staton 2009 Grantor Retained Annuity Trust, 144,554 shares held by John T. Staton 2010 Grantor Retained Annuity Trust and 1,232,036 shares subject to options exercisable within 60 days of April 20, 2011 (of which 893,936 shares would be vested if purchased upon exercise of these options as of April 20, 2011). The beneficiaries of John T. Staton Declaration of Trust, John T. Staton 2009 Grantor Retained Annuity Trust and John T. Staton 2010 Grantor Retained Annuity Trust are members of Mr. Staton’s immediate family. Mr. Staton is the trustee of such trusts and exercises sole voting and investment power with respect to the shares held by the trusts.

(7)	Includes 4,723,878 shares held by The Deffarges-Brass Family Trust and 382,200 shares subject to options exercisable within 60 days of April 20, 2011. The beneficiaries of The Deffarges-Brass Family Trust are members of Mr. Deffarges’ immediate family. Mr. Deffarges and his wife are the trustees of the trust and share voting and investment power with respect to the shares held by the trust.

(8)	Includes 545,468 shares held by the Irrevocable 2009 Gregory N. Kazarian Trust, 353,717 shares held by the Irrevocable 2009 Kazarian Children’s Trust, 100,218 shares held by Kazarian Family LLC and 282,240 shares subject to options exercisable within 60 days of April 20, 2011 (of which 70,560 shares would be vested if purchased upon exercise of these options as of April 20, 2011). The beneficiaries of the trusts are members of Mr. Kazarian’s immediate family. Mr. Kazarian’s wife and sister are the trustees of the Irrevocable 2009 Gregory N. Kazarian Trust and share voting and investment power with respect to the shares held by the trust. Gregory S. Davis is the trustee of the Irrevocable 2009 Kazarian Children’s Trust and exercises sole voting and investment power with respect to the shares held by the trust. Mr. Davis disclaims beneficial ownership of such shares. Mr. Kazarian is the manager member of Kazarian Family LLC.

(9)	Consists of 60,186 shares subject to options exercisable within 60 days of April 20, 2011 (of which 20,987 shares would be vested if purchased upon exercise of these options as of April 20, 2011). Mr. Bronfman is a member of Accretive Associates SBIC, LLC, which is the general partner of Accretive Investors SBIC, L.P., but exercises no voting or investment power with respect to the shares held by Accretive Investors SBIC, L.P. Mr. Bronfman disclaims beneficial ownership of the shares held by Accretive Investors SBIC, L.P.

(10)	Consists of the shares described in note 1 above and 62,826 shares subject to options exercisable within 60 days of April 20, 2011 (of which 23,627 shares would be vested if purchased upon exercise of these options as of April 20, 2011). Mr. Cline is the managing member of Accretive Associates SBIC, LLC, which is the general partner of Accretive Investors SBIC, L.P. and, as such, may be deemed to have sole voting and investment power with respect to the shares described in note 1 above.

(11)	Includes 62,826 shares subject to options exercisable within 60 days of April 20, 2011 (of which 23,627 shares would be vested if purchased upon exercise of these options as of April 20, 2011).

(12)	Consists of 2,000 shares held in an investment retirement account for the benefit of Mr. Logan and his spouse, over which Mr. Logan has shared voting and investment power; 41 shares held jointly by Mr. Logan and his spouse, over which Mr. Logan has shared voting and investment power; and 20 shares held jointly by Mr. Logan and his daughter as custodians for Mr. Logan’s minor grandchild, over which Mr. Logan has shared voting and investment power.

(13)	Includes 61,505 shares subject to options exercisable within 60 days of April 20, 2011 (of which 22,306 shares would be vested if purchased upon exercise of these options as of April 20, 2011). Mr. Nayden is not deemed to have voting or investment power with respect to any shares held by the Oak Hill Partnership as a limited partner. See note 2 above.

(14)	Consists of 688,172 shares held by The Shultz 1989 Family Trust, of which Mr. Shultz and his wife are the beneficiaries and 61,505 shares subject to options exercisable within 60 days of April 20, 2011 (of which 22,306 shares would be vested if purchased upon exercise of these options as of April 20, 2011). George T. Argyris is the trustee for the trust and exercises sole voting and investment power with respect to the shares held by the trust. Mr. Argyris disclaims beneficial ownership of such shares.

(15)	Consists of 3,718,867 shares held by Spiegel Family LLC, the members of which are members of Mr. Spiegel’s immediate family and 60,186 shares subject to options exercisable within 60 days of April 20, 2011 (of which 20,987 shares would be vested if purchased upon exercise of these options as of April 20, 2011). Mr. Spiegel and his wife are the managing members of Spiegel Family LLC and exercise shared voting and investment power with respect to such shares.

(16)	Consists of 60,186 shares subject to options exercisable within 60 days of April 20, 2011 (of which 20,987 shares would be vested if purchased upon exercise of these options as of April 20, 2011). Mr. Wolfson is not deemed to have voting or investment power with respect to any shares held by the Oak Hill Partnership as a limited partner or as a Vice President or Assistant Secretary of Group VI 31, L.L.C. See note 2 above.

(17)	Does not include the shares described in note 2 above. Includes 3,629,096 shares subject to options exercisable within 60 days of April 20, 2011 (of which 1,540,725 shares would be vested if purchased upon exercise of these options as of April 20, 2011).

Our Board of Directors

Set forth below is information about each member of our board of directors, including the nominees for election as our class I directors. This information includes each director’s age as of the date of this proxy statement and length of service as a director of our company, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she serves as a director. There are no family relationships among any of our directors, nominees for director and executive officers.

Nominees for Class I Directors With Term Expiring in 2014 (Class I Directors)

Mary A. Tolan.  Age 50. Ms. Tolan, a founder of Accretive Health, has served as our president and chief executive officer and a director since November 2003. Prior to joining our company, Ms. Tolan spent 21 years at Accenture Ltd, a leading global management consulting, technology services and outsourcing company. At Accenture, Ms. Tolan served in several leadership roles, including group chief executive for the resources operating group that had approximately $2 billion in annual revenue, and as a member of Accenture’s executive committee and management committee. She serves on the board of trustees of the University of Chicago, Loyola University and the Lyric Opera of Chicago. We believe Ms. Tolan is qualified to serve as a director because of her leadership experience, skill and depth of understanding of our business and market gained from serving as our chief executive officer and by founding our company. Further, Ms. Tolan’s experience as a director of both public and private companies provides her with sharp business acumen, financial expertise and deep experience providing strategic guidance to complex organizations.

J. Michael Cline.  Age 51. Mr. Cline, a founder of Accretive Health, has been a member of our board of directors since August 2003 and has served as chairman of the board since July 2009. Mr. Cline has served as the founding managing partner of Accretive, LLC, a private equity firm, since founding that firm in December 1999. From 1989 to 1999, Mr. Cline served as a general partner of General Atlantic Partners, LLC, a private equity firm. Mr. Cline serves on the boards of several privately-held companies. He also serves on the advisory board of the Harvard Business School Rock Center for Entrepreneurship, on the board of the National Fish and Wildlife Foundation and as a trustee of Panthera, an organization devoted to the preservation of the world’s wild cat species where he also chairs Panthera’s Tigers Forever initiative. We believe Mr. Cline’s career in private equity investing, his experience as a director of public and private companies, and his experience as a founder of our company provide him with sharp business acumen, financial expertise and deep experience providing strategic guidance to complex organizations.

Denis J. Nayden.  Age 57, Mr. Nayden has been a member of our board of directors since October 2003 and served as co-chairman of our board until July 2009. Mr. Nayden has served as a managing partner of Oak Hill Capital Management, LLC, a private equity firm, since 2003. From 2000 to 2002, he was chairman and chief executive officer of GE Capital Corporation, the financing unit of General Electric Company, and prior to that had a 25-year tenure at General Electric. Mr. Nayden is a director of Genpact Limited, a publicly-held global provider of business process services; RSC Holdings Inc., a publicly-held equipment rental provider; and several privately-held companies. He also serves on the board of trustees of the University of Connecticut. We believe Mr. Nayden’s experience as chief executive of several large organizations, his experience in private equity investing and his experience as a director of public and private companies qualify him to serve on our board.

Directors Whose Terms Expire in 2012 (Class II Directors)

Edgar M. Bronfman, Jr.  Age 55. Mr. Bronfman has been a member of our board of directors since October 2006. Mr. Bronfman has served as chairman and chief executive officer of Warner Music Group since March 2004. Before joining Warner Music Group, Mr. Bronfman served as chairman and chief executive officer of Lexa Partners LLC, a management venture capital group which he founded in April 2002. Mr. Bronfman was vice chairman of the board of directors of Vivendi Universal, S.A. from December 2000 until December 2003 and also served as an executive officer of Vivendi from December 2000 until December 2001. Prior to the formation of Vivendi, Mr. Bronfman served as president and chief executive officer of The Seagram Company Ltd. from June 1994 until December 2000 and as president and chief operating officer of Seagram from 1989 until June 1994. Mr. Bronfman is a director of IAC/InterActiveCorp, a publicly-held operator of Internet businesses. Mr. Bronfman is also a member of the board of trustees of the New York University Medical Center and the board of governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania. He also is a general partner of Accretive, LLC, a private equity firm. We believe Mr. Bronfman’s experience as chief executive of several large organizations, his experience in venture capital and private equity investing and his experience as a director of public and private companies qualify him to serve on our board.

APPAC, a minority shareholder group of Vivendi Universal, initiated an inquiry in the Paris Court of Appeal into various issues relating to Vivendi, including Vivendi’s financial disclosures, the appropriateness of executive compensation, and trading in Vivendi stock by certain individuals previously associated with Vivendi. The inquiry has encompassed certain trading by Mr. Bronfman in Vivendi stock. Several individuals, including Mr. Bronfman and the former CEO, CFO and COO of Vivendi, had been given the status of “mis en examen” in connection with the inquiry. Although there is no equivalent to “mis en examen” in the U.S. system of jurisprudence, it is a preliminary stage of proceedings that does not entail any filing of charges. In January 2009, the Paris public prosecutor formally recommended that no charges be filed and that Mr. Bronfman not be referred for trial. On October 22, 2009, the investigating magistrate rejected the prosecutor’s recommendation and released an order referring for trial Mr. Bronfman and six other individuals, including the former CEO, CFO and COO of Vivendi. While the inquiry encompassed various issues, Mr. Bronfman was referred for trial solely with respect to certain trading in Vivendi stock. In June 2010, Mr. Bronfman was part of a trial in the Trial Court in Paris at which the public prosecutor and the lead civil claimant both took the position that Mr. Bronfman should be acquitted. On January 21, 2011, the court found Mr. Bronfman guilty of the charge relating to his trading in Vivendi stock, found him not liable to the civil claimants, and imposed a fine of 5 million euros and a suspended sentence of 15 months. Mr. Bronfman has informed us that he intends to appeal the Trial Court decision to the Paris Court of Appeal and believes that his trading in Vivendi stock was proper. Under French law, the penalty is suspended pending the final outcome of the case.

Steven N. Kaplan.  Age 51. Mr. Kaplan has been a member of our board of directors since July 2004. Since 1988, Mr. Kaplan has served as a professor at the University of Chicago Booth School of Business, where he currently is the Neubauer Family Professor of Entrepreneurship and Finance and serves as the faculty director of the Polsky Center for Entrepreneurship. Mr. Kaplan also serves as a director of Morningstar, Inc., a publicly-held provider of independent investment research, and on the boards of trustees of the Columbia Acorn Trust and Wanger Asset Trust. We believe Mr. Kaplan’s experience as a public and private company director and thought leader in the field of entrepreneurship and management qualifies him to serve on our board.

George P. Shultz.  Age 90. Mr. Shultz has been a member of our board of directors since April 2005. Mr. Shultz has had a distinguished career in government, academia and business. He has served as the Thomas W. and Susan B. Ford Distinguished Fellow at the Hoover Institution of Stanford University since 1991. Mr. Shultz served as United States Secretary of State from 1982 until 1989, chairman of the President’s Economic Policy Advisory Board from 1981 until 1982, United States Secretary of the Treasury and Chairman of the Council on Economic Policy from 1972 until 1974, Director of the Office of Management and Budget from 1970 to 1972, and United States Secretary of Labor from 1969 until 1970. From 1948 to 1957, Mr. Shultz taught at MIT, taking a year’s leave of absence in 1955 to serve as a senior staff economist on the President’s Council of Economic Advisors during the Eisenhower administration. He then taught from 1957 to 1969 at Stanford University and the University of Chicago Graduate School of Business, where he also served as Dean for six years. From 1974 to 1982, Mr. Shultz was president and a director of Bechtel Group, Inc., a privately-held global leader in engineering, construction and project management. Among numerous honors, Mr. Shultz was awarded the Medal of Freedom, the nation’s highest civilian honor, in 1989, and holds honorary degrees from more than a dozen universities. He also chairs the Governor of California’s Economic Advisory Board and the J.P. Morgan Chase International Council; serves as Advisory Council Chair of the Precourt Energy Efficiency Center at Stanford University; chairs the MIT Energy Initiative External Advisory Board; and serves on the board of directors of Fremont Group, L.L.C., a private investment firm. We believe Mr. Shultz’s extensive experience at the highest levels of government and in the private sector qualifies him to serve on our board.

Directors Whose Terms Expire in 2013 (Class III Directors)

Stanley N. Logan.  Age 56. Mr. Logan has been a member of our board of directors since April 25, 2011. Mr. Logan was a managing director in the forensic accounting practice of LECG Corporation, a global business advisory services consulting firm, from February 2010 until March 2011. From 2006 until 2009, Mr. Logan served as a vice president of Huron Consulting Group, a consulting firm. From 2003 to 2006, Mr. Logan was managing partner of KPMG LLP’s Chicago office and he was national sector leader for consumer products at KPMG in 2002. From 1980 to 2002, Mr. Logan held various positions at Arthur Andersen LLP, including audit partner, manager and senior accountant. Mr. Logan is a certified public accountant. Since 2007, he has served on the board of directors of Schawk, Inc. and is also a member of Schawk’s audit committee. From 2003 until 2007, Mr. Logan served on the boards of directors of The Field Museum, where he served as a member of its finance committee, and Ravinia Festival Association, where he served as a member of its audit committee. We believe that Mr. Logan’s extensive financial and accounting experience qualifies him to serve on our board.

Arthur H. Spiegel, III.  Age 71. Mr. Spiegel has been a member of our board of directors since October 2003 and served as co-chairman of our board until July 2009. Since 2002, Mr. Spiegel has been a private investor. From 1996 until 2002, Mr. Spiegel was President of CSC Healthcare Group, which offered consulting, system integration, claims processing software and business process and IT outsourcing services to the healthcare industry. Mr. Spiegel founded APM Management Consultants, a healthcare consulting firm, in 1974 and served as its CEO until it was acquired by Computer Science Corporation in 1996. He serves on the boards of several privately-held companies. We believe Mr. Spiegel’s experience as an executive and director of public and private companies, together with his deep knowledge of healthcare IT and consulting qualify him to serve on our board.

Mark A. Wolfson.  Age 58. Mr. Wolfson has been a member of our board of directors since October 2003. Mr. Wolfson is a senior advisor of Oak Hill Capital Management, LLC, a private equity firm, and is a founder and managing partner of Oak Hill Investment Management, L.P. Mr. Wolfson has been on the faculty of the Stanford University Graduate School of Business since 1977, has served as its associate dean, and has held the title of consulting professor since 2001. He has been a research associate of the National Bureau of Economic Research since 1988 and serves on the executive committee of the Stanford Institute for Economic Policy Research. Mr. Wolfson is a director of eGain Communications Corporation, a publicly-held provider of multi-channel customer service and knowledge management software; Financial Engines, Inc., a publicly-held provider of portfolio management and retirement services and investment advice; and several privately-held companies. He is also an advisor to the investment committee of the William and Flora Hewlett Foundation. We believe Mr. Wolfson’s experience as a public and private company director and thought leader in the fields of economics and management qualifies him to serve on our board.

Our Executive Officers

Our executive officers and their respective ages and positions as of the date of this proxy statement are described below. Our officers serve until they resign or the board terminates their position. There are no family relationships among any of our directors, nominees for director and executive officers.

Mary A. Tolan. Age 50. Founder, President and Chief Executive Officer, Director.  For more information, see “Our Board of Directors” above.

John T. Staton. Age 50. Chief Financial Officer and Treasurer.  Mr. Staton has served as our chief financial officer and treasurer since September 2005. Mr. Staton was with Accenture for 16 years before joining our company. From 2004 to 2005, Mr. Staton led the business consulting practice within Accenture’s North American products practice. Prior to this role, he was a partner in Accenture’s global retail practice. Before joining Accenture, Mr. Staton held positions in General Electric’s manufacturing management program and Hewlett-Packard’s sales and channel marketing organizations.

Etienne H. Deffarges. Age 53. Executive Vice President.  Mr. Deffarges has served as our executive vice president since April 2004. From 1999 until joining our company, Mr. Deffarges was a partner at Accenture, most recently serving as managing partner for its global utilities industry group, and as a member of its executive committee. Prior to joining Accenture, Mr. Deffarges spent 14 years at Booz Allen Hamilton Inc., a strategy and technology consulting firm, including serving as a senior partner and global practice leader of the energy, chemicals and pharmaceuticals practice from 1994 to 1999 and as a member of its executive committee.

Gregory N. Kazarian. Age 48. Senior Vice President.  Mr. Kazarian served as our senior vice president since January 2004, and until November 2009 was also our general counsel and secretary. Prior to joining our company, Mr. Kazarian was with the law firm Pedersen & Houpt, P.C. for 16 years, where he handled employment, intellectual property, creditors’ rights, dispute resolution and outsourcing matters.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of the “Investor Relations” page of our website, www.accretivehealth.com. Alternatively, you can request a copy of any of these documents by writing to Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. A copy of these guidelines is posted on the Investor Relations section of our website. These guidelines, which provide a framework for the conduct of the board’s business, are expected to provide that

•	the board’s principal responsibility is to oversee the management of Accretive Health;

•	directors have an obligation to become and remain informed about our company and business;

•	directors are responsible for determining that effective systems are in place for periodic and timely reporting to the board on important matters concerning our company;

•	directors are responsible for attending board meetings and meetings of committees on which they serve;

•	a majority of the members of the board of directors shall be independent directors;

•	each director must limit the number of other public company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to Accretive Health, including preparing for and attending meetings;

•	the non-management directors meet in executive session at least semi-annually;

•	directors have full and free access to officers and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.

Board Leadership Structure

Our board of directors has determined that the roles of chairman of the board and chief executive officer should be separated at the current time. Accordingly, our board has appointed J. Michael Cline, an independent director within the meaning of NYSE rules (see “Board Determination of Independence” below), as the chairman of the board of directors. Mr. Cline’s duties as chairman of the board include the following:

•	Chairing meetings of the non-management or independent directors in executive session.

•	Meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.

•	Facilitating communications between other members of our board and the chief executive officer.

•	Preparing or approving the agenda for each board meeting.

•	Determining the frequency and length of board meetings and recommending when special meetings of our board should be held.

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communicating with the Directors” below).

Our board decided to separate the roles of chairman and chief executive officer because it believes that leadership structure offers the following benefits:

•	Increasing the independent oversight of Accretive Health and enhancing our board’s objective evaluation of our chief executive officer.

•	Freeing the chief executive officer to focus on company operations instead of board administration.

•	Providing the chief executive officer with an experienced sounding board.

•	Providing greater opportunities for communication between stockholders and our board.

•	Enhancing the independent and objective assessment of risk by our board.

•	Providing an independent spokesman for our company.

Board Determination of Independence

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director”, and consequently Ms. Tolan is not an independent director. In addition, in accordance with the NYSE corporate governance listing standards, each other director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our board of directors has affirmatively determined that each of Messrs. Bronfman, Cline, Kaplan, Logan, Nayden, Shultz, Spiegel and Wolfson is “independent” in accordance with Section 303A.02(b) of the NYSE Listed Company Manual. In making this determination, our board of directors considered the percentage of our common stock owned by an entity affiliated with Accretive, LLC, of which Mr. Cline is the founding managing partner and Mr. Bronfman is a general partner, and the percentage of our common stock owned by FW Oak Hill Accretive Healthcare Investors, L.P., of which Messrs. Nayden and Wolfson are limited partners. Our board also considered that Messrs. Nayden and Wolfson are managing partners of Oak Hill Capital Management, LLC, an entity associated with FW Oak Hill Accretive Healthcare Investors, L.P., and that Mr. Wolfson is a managing partner of Oak Hill Investment Management, L.P., another entity associated with FW Oak Hill Accretive Healthcare Investors, L.P., and a Vice President and Assistant Secretary of Group VI 31, LLC, the general partner of FW Oak Hill Accretive Healthcare Investors, L.P. See “Security Ownership of Certain Beneficial Owners and Management”.

All of the members of the board’s three standing committees described below are independent as defined under the rules of the NYSE.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. The board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth above under “How and when may I submit a stockholder proposal for the 2012 annual meeting?” Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting.

Board Meetings and Attendance

The board met six times during the fiscal year ended December 31, 2010, either in person or by teleconference. During 2010, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served, except Mr. Shultz who attended 71% of such meetings. Mr. Shultz was unable to attend one regularly scheduled board meeting because he was out of the country attending a meeting of the Nuclear Security Project, of which he is a co-founder.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are encouraged to attend meetings of stockholders at which non-routine matters will be considered. We did not hold an annual meeting of stockholders in 2010.

Risk Management

Our audit committee is responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, the board engages in periodic discussions with such company officers as the board deems necessary, including the chief executive officer, chief financial officer and other executive officers. We believe that the leadership structure of our board supports effective risk management oversight.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, www.accretivehealth.com.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The members of our audit committee in 2010 were Mr. Kaplan (chair) and Mr. Wolfson. During the review of our audited financial statements for 2010, the members of the audit committee were Mr. Kaplan and Mr. Wolfson. On April 25, 2011, Mr. Logan joined our audit committee and replaced Mr. Kaplan as chair. The current members of our audit committee are Messrs. Logan (chair), Kaplan and Wolfson. Our board of directors has determined that each of the members of our audit committee satisfy the requirements for financial literacy under the current requirements of NYSE rules and regulations. Our board of directors has further determined that Mr. Logan is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met eight times during 2010.

Our audit committee’s responsibilities include:

•	appointing, evaluating, retaining, terminating the engagement of, setting the compensation of and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm and reviewing with the firm audit problems, internal control issues and other accounting and financial reporting matters;

•	coordinating the board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, and internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	periodically meeting separately with our independent registered public accounting firm, management and internal auditors;

•	discussing generally the type and presentation of information to be disclosed in our earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	establishing policies regarding the hiring of employees or former employees of our independent registered public accounting firm;

•	discussing our policies with respect to risk assessment and risk management;

•	preparing the audit committee report required by SEC rules;

•	in coordination with the compensation committee, evaluating our senior financial management; and

•	at least annually, evaluating its own performance.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee in 2010 were Messrs. Nayden (chair), Bronfman, Cline and Spiegel. On April 25, 2011, Mr. Kaplan joined our compensation committee and replaced Mr. Nayden as chair. The current members of our compensation committee are Messrs. Kaplan (chair), Bronfman, Cline, Nayden and Spiegel. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee met one time during 2010.

The compensation committee’s responsibilities include:

•	approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed from time to time by the board of directors), determining and approving our chief executive officer’s compensation;

•	reviewing in consultation with our chief executive officer, and approving or making recommendations to the board of directors with respect to, compensation of our executive officers (other than our chief executive officer);

•	overseeing the evaluation of our senior executives, in consultation with our chief executive officer in the case of all senior executives other than the chief executive officer and in conjunction with the audit committee in the case of our senior financial management;

•	reviewing and making recommendations to the board of directors with respect to incentive-compensation and equity-based plans that are subject to board approval;

•	administering our equity incentive plans, including the authority to delegate to one or more of our executive officers the power to grant options or other stock awards to employees who are not directors or executive officers of our company, but only if consistent with the requirements of the applicable plan and law;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis required by SEC rules;

•	preparing the compensation committee report required by SEC rules; and

•	at least annually, evaluating its own performance.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee in 2010 were Messrs. Shultz (chair), Bronfman and Kaplan. On April 25, 2011, Mr. Cline joined our nominating and corporate governance committee and Mr. Bronfman replaced Mr. Shultz as chair. The current members of our Nominating and Corporate Governance Committee are Messrs. Bronfman (chair), Cline, Kaplan and Shultz. The nominating and corporate governance committee met one time during 2010.

The nominating and corporate governance committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•	applying the criteria for selecting directors approved by the board, and annually reviewing with the board the requisite skills and criteria for new board members as well as the composition of the board of directors as a whole;

•	developing and recommending to the board corporate governance guidelines applicable to our company;

•	overseeing an annual evaluation of the board of directors;

•	at the request of the board of directors, reviewing and making recommendations to the board relating to management succession planning; and

•	at least annually, evaluating its own performance.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and governance committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Corporate Secretary.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2010 and has discussed these financial statements with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. The audit committee has discussed with the registered public accounting firm their independence from our company.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, which we filed with the SEC on March 18, 2011.

By the Audit Committee of the Board of Directors of Accretive Health, Inc.

Stanley N. Logan (chair)
Steven N. Kaplan
Mark A. Wolfson

DIRECTOR COMPENSATION

Prior to our initial public offering, we did not pay compensation to any director for his or her service as a director. However, non-employee directors were reimbursed for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Prior to January 1, 2009, we granted restricted stock and options to purchase shares of our common stock to our non-employee directors who were not affiliated with our 5% stockholders. Ms. Tolan has never received any compensation in connection with her service as a director.

Cash Compensation.  Following our initial public offering, we began paying each non-employee director a $60,000 annual retainer. The chairs of the board of directors and the audit committee receive an additional annual retainer of $20,000, and the chairs of the compensation committee and the nominating and corporate governance committee receive an additional annual retainer of $10,000. There are no additional fees for attending board or board committee meetings. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of a quarter.

In lieu of cash fees, non-employee directors may elect to receive fully-vested options to purchase shares of our common stock. Elections must be received by the 75th day of a quarter and apply to all subsequent quarterly cash fees until a new election is received. Such options are granted on the first trading day of each quarter with respect to the fees payable for the preceding quarter, and the exercise price equals the fair market value of the common stock on the date of grant. The number of shares subject to such options is calculated by dividing the dollar amount of the cash fees for the quarter by the Black-Scholes option value we used for purposes of determining the share-based compensation expense that we recognized for financial statement reporting purposes in that quarter.

Stock Options.  On February 3, 2010, each non-employee director (Messrs. Bronfman, Cline, Kaplan, Nayden, Shultz, Spiegel and Wolfson) was granted a stock option to purchase 52,265 shares of common stock at an exercise price of $14.71 per share (the fair value of our common stock as of such date, as determined by the board of directors). These options vest in four equal annual installments based on continued service as a director, and were immediately exercisable, provided that upon exercise the shares issued are subject to the same vesting and repurchase provisions that applied before exercise.

The number of shares of common stock subject to the stock option granted to each non-employee director on February 3, 2010 was selected by our board of directors based on the recommendation of the compensation committee and the input of the independent consulting firm referenced below under the “Competitive Market Data and Use of Compensation Consultants”. These option grants reflect the board’s view, based on its business judgment and collective experience as well as the input of the independent consulting firm, that the market value for compensation for service as a non-employee is $130,000 per year. These grants also reflect the board’s view that a longer term grant provides a better correlation with the interests of stockholders and, as a result, these grants vest over four years based on continued service as a director. The number of shares subject to these options was determined on February 3, 2010 using the Black-Scholes valuation method for a four-year option with a value of $130,000 per year.

Unless a different arrangement is specifically agreed to, any non-employee director who joins our board in the future will be granted a stock option on the date of such director’s first board meeting. The option will have a total Black-Scholes value based on the target value of $130,000 per year, and the exercise price will equal the fair market value of the common stock on the date of grant. Each such option will vest in four equal annual installments, based on continued service as a director.

Expenses.  We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending board and board committee meetings.

2010 Director Compensation.  The following table sets forth, for each of our independent directors, information concerning compensation earned or paid for services in all capacities during the fiscal year ended December 31, 2010. We began paying cash fees to our independent directors in 2010 after our initial public offering. The amounts below represent prorated portions of such cash fees.

	Fees Earned
	or Paid	Option
	in Cash	Awards	Total
Name	$(1)	$(2)(3)	$

Edgar Bronfman, Jr.	30,000	85,680	115,680
J. Michael Cline	40,000	85,680	125,680
Steven N. Kaplan	40,000	85,680	125,680
Denis J. Nayden	35,000	85,680	120,680
George P. Shultz	35,000	85,680	120,680
Arthur H. Spiegel, III	30,000	85,680	115,680
Mark A. Wolfson	30,000	85,680	115,680

(1)	Each of our independent directors elected to receive fully-vested options to purchase shares of our common stock in lieu of his cash retainers.

(2)	Valuation of these option awards is based on the dollar amount of share-based compensation expense that we recognized for financial statement reporting purposes in 2010 computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the named director during 2010. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 9 to our financial statements included in our annual report on Form 10-K.

(3)	The aggregate unexercised option awards (whether or not exercisable) outstanding at December 31, 2010, are as follows:

Aggregate Option Awards
Outstanding as of
Name	December 31, 2010

Edgar Bronfman, Jr.	57,327
Michael Cline	59,014
Steven N. Kaplan	59,014
Denis J. Nayden	58,170
George P. Shultz	58,170
Arthur H. Spiegel, III	57,327
Mark A. Wolfson	57,327

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

As part of our preparation to become a public company and thereafter, in 2010, our compensation committee performed a thorough review of all elements of our executive compensation program, including the function and design of our annual cash incentive and equity incentive programs. The compensation committee will continue to evaluate the need for revisions to our executive compensation program to ensure it is competitive with the companies with which we compete for superior executive talent.

Overview of Executive Compensation Process

Roles of Our Board, Compensation Committee and Chief Executive Officer in Compensation Decisions.  Our compensation committee oversees our executive compensation program, and has done so historically. In this role, the compensation committee has reviewed all compensation decisions relating to our executive officers and has made recommendations to the board. Our compensation committee has the authority, without approval of the board of directors, to retain and terminate any independent, third-party compensation consultant to assist in the evaluation of executive officer compensation. Our chief executive officer annually reviews the performance of each of our other executive officers, and, based on these reviews, provides recommendations to the committee and the board with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards. Our compensation committee meets with our chief executive officer annually to discuss and review her recommendations regarding executive compensation for our executive officers, excluding herself. These recommendations are forwarded to the board, which typically meets in executive session to discuss those recommendations and to consider the compensation of the chief executive officer. Our chief executive officer is not present for board or committee discussions regarding her compensation. Our chief executive officer may grant options to employees who are not directors or executive officers of the company and determine the number of shares covered by, and the timing of, option grants. The board has, and it exercises, the ability to materially increase or decrease amounts of compensation payable to our executive officers pursuant to recommendations made by our chief executive officer.

Competitive Market Data and Use of Compensation Consultants.  Historically, our compensation committee did not formally benchmark our executive compensation against compensation data, but rather relied on its members’ business judgment and collective experience, including in the healthcare and consulting industries. As part of our preparation to become a public company, in August 2009 our compensation committee engaged an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry. Although the compensation committee and board consider the compensation consulting firm’s advice in considering our executive compensation program, the compensation committee and board ultimately make their own decisions about these matters.

At the compensation committee’s request, the independent compensation consulting firm has conducted a number of compensation analyses to provide information regarding competitive pay and practices for executives of technology, business process outsourcing and healthcare services companies comparable to us in terms of revenue and growth rate, and/or which are anticipated to be comparable to us in terms of market capitalization. In 2009 and 2010, this peer group, which will be periodically reviewed and updated by the compensation committee, consisted of:

Akamai Technologies	Genpact	Metavante
Athenahealth	Global Payments	Nuance Communications
Blackboard	HLTH Corp	Quality Systems
Cerner	Huron Consulting	salesforce.com
Cognizant Technology Solutions	MAXIMUS	SXC Health Solutions
Eclipsys	MedAssets	WNS Holdings

Although the board and compensation committee considers peer group data in determining the competitiveness of executive compensation, to date, they have not benchmarked total executive compensation or most compensation elements against this peer group, and they do not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in our peer group.

Objectives and Philosophy of Our Executive Compensation Program

Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the breadth and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions; and

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value.

To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation to key corporate financial goals, primarily adjusted EBITDA targets, as well as to individual performance. We also provide a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our common stock.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the compensation committee believes that the mix and design of the components of executive compensation do not encourage management to assume excessive risks.

Elements of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salaries;

•	annual cash incentive bonuses;

•	equity incentive awards; and

•	other employee benefits.

Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between these elements.

Base Salaries.  We use competitive base salary to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.

From time to time, in its discretion, our compensation committee and board evaluate and adjust executive officer base salary levels based on factors determined to be relevant, including:

•	the executive officer’s skills and experience;

•	the particular importance of the executive officer’s position to us;

•	the executive officer’s individual performance;

•	the executive officer’s growth in his or her position;

•	market level increases;

•	base salaries for comparable positions within our company; and

•	inflation rates.

Our compensation committee and board historically have considered annual base salary adjustments in the first quarter of the year. From 2004 through 2007, we did not increase the base salary of any of our executive officers, other than a nominal increase in 2007 to reflect the rate of inflation. In the first quarter of 2008, our board increased the base salaries for our executive officers (other than our chief financial officer, who joined us in September 2005) by 25% over their original base salaries because these executive officers had not received base salary increases commensurate with their significant contributions to the development of our business during our first three years of operation. These contributions included, in the case of Ms. Tolan, her overall strategic leadership in building our business, in the case of Mr. Deffarges, his role in expanding our customer base, and in the case of Mr. Kazarian, his contributions in various legal and operational matters. While it has been our philosophy to keep base salaries for senior executives below market levels and place greater emphasis on performance-based compensation, based on the significant growth of the business from 2003 to 2008, and the fact that these senior executives had joined us between November 2003 and April 2004 and had not received any increase in base salary in 2004, 2005 or 2006 and only a nominal increase in 2007, the board deemed it appropriate to provide these adjustments to base salary for these executives. In light of general economic conditions in the first quarter of 2009, and despite our strong performance in 2008, we did not increase any executive officer’s base salary for 2009.

In determining base salaries for our executive officers for 2010, our compensation committee considered the results of a market analysis of the compensation for executives at comparable companies performed by the independent compensation consulting firm retained by the compensation committee. Based on this analysis, the compensation committee determined that a market adjustment was warranted in the compensation of our chief executive officer, and set her 2010 base salary at $700,000 and her 2010 bonus target at $950,000. The compensation committee also elected to increase the 2010 base salaries for Messrs. Deffarges, Staton and Kazarian by 2.7% each, reflecting the rate of inflation, to $449,313, $330,000 and $288,850, respectively.

In determining base salaries for our executive officers for 2011, our compensation committee elected to increase the 2011 base salaries for Messrs. Tolan, Deffarges, Staton and Kazarian by 1.5% each, reflecting the rate of inflation, to $710,500, $456,053, $334,950 and $293,183, respectively.

Annual Cash Incentive Bonuses.  We maintain an annual cash incentive bonus program in which each of our executive officers participates. These annual cash incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, primarily adjusted EBITDA targets, as well as individual performance in the areas of:

•	economic and financial contributions;

•	operations;

•	customer satisfaction;

•	business development; and

•	organizational and leadership development.

Our annual cash incentive bonuses have varied from year to year, and we expect that they will continue to vary, depending on actual corporate and individual performance results.

Historically, our board has set our corporate financial goals and our executive officers’ individual cash incentive bonus targets each year in advance and it has worked with our chief executive officer to develop aggressive goals to be achieved by the company and our executive officers. The goals established by the board have been based on our historical operating results and growth rates, as well as our expected future results, and are designed to require significant effort and operational success on the part of our executive officers and the company. However, during the course of the year, the board and our compensation committee, based on recommendations of our chief executive officer (with respect to our other executive officers), may adjust such goals as they deem appropriate.

Each executive officer’s initial target annual bonus is set upon commencement of employment as part of the executive’s overall compensation package. The target annual bonus amount is then reviewed and adjusted in each subsequent year, generally so that it is equal to the higher of the executive’s prior year actual bonus and his or her prior year target bonus. The updated targets reflect strong growth and performance assumptions which correlate to our annual plans. When these growth and performance expectations are exceeded, bonuses above target can be awarded. These higher performance-based awards, and our continued strong growth and performance expectations, are considered when setting target bonuses for subsequent years. We believe this helps to calibrate incentive compensation with our growth and performance. The board believes that this approach supports our pay-for-performance philosophy and encourages the achievement of growth and performance goals. The board approves actual annual cash incentive bonuses, based on the recommendations of our compensation committee, with input from our chief executive officer in the case of executive officers other than herself. There are no minimum or maximum payout levels, and our board has broad discretion to make adjustments to the awards.

For each of the years ended December 31, 2008, 2009 and 2010, our corporate financial goals were based on adjusted EBITDA. The corporate financial goals were developed prior to the beginning of the year by management in consultation with the compensation committee, and then reviewed, refined and approved by our board of directors. Our compensation committee believes that adjusted EBITDA is an appropriate measure of our business performance because it emphasizes the addition of new customers and expansion of services with existing customers, as well as improvements in our operating efficiency, and it is reflective of stockholder value creation. In 2008, we exceeded our adjusted EBITDA target by $1.5 million, and our actual adjusted EBITDA was $12.2 million. In 2009, we met our adjusted EBITDA target of $32.8 million. In 2010, our actual adjusted EBITDA of $45.0 million exceeded our target by $2.5 million.

For the years ended December 31, 2008, 2009 and 2010, each executive officer’s target bonus awards were set as follows:

	Target Annual Cash
	Incentive Bonus
	Year Ended December 31,
Executive Officer	2008	2009	2010

Mary A. Tolan	$450,000	$600,000	$950,000
John T. Staton	$183,000	$258,000	$258,000
Etienne H. Deffarges	$346,750	$446,750	$446,750
Gregory N. Kazarian	$127,250	$202,250	$202,250

As discussed above, the 2011 bonus targets for our executive officers are equal to their 2010 bonus targets.

Because our adjusted EBITDA for the year ended December 31, 2008 exceeded our goal, our board exercised its discretion to increase our executive officers’ annual cash incentive bonuses above the targets. The allocation of bonuses for 2008 among our executive officers was based on the compensation committee’s subjective assessments of individual contributions by our executive officers in their respective areas of primary responsibility. In making these assessments, the compensation committee considered the following: in the case of Ms. Tolan, her success in growing our business, securing talented personnel to support the business’ growth and enhancing our operating model, and the fact that our financial performance substantially exceeded plan; in the case of Mr. Deffarges, his role in connection with our successful efforts to secure new customers; in the case of Mr. Staton, his contributions to our ability to exceed our financial plan and his role in successfully strengthening our financial operations; and in the case of Mr. Kazarian, his role in our ability to attract talented employees to support our growth and his success in taking on operating responsibilities important to our growth. For our executive officers other than Ms. Tolan, the compensation committee also considered Ms. Tolan’s recommendations regarding incentive compensation and her assessment of each executive officer’s contributions to our performance during 2008. For the actual 2008 amounts that we paid to each executive officer under our annual cash incentive bonus program, see the Summary Compensation Table below.

Although our adjusted EBITDA for the year ended December 31, 2009 exceeded the plan established by our board, it fell short of more aggressive goals established by Ms. Tolan. Therefore, Ms. Tolan’s recommendation to the compensation committee and board, which was accepted, was to reduce the bonus pool for 2010 pay-outs. The allocation of bonuses for 2009 among our executive officers was based on the compensation committee’s subjective assessments of individual contributions by our executive officers in their respective areas of primary responsibility. In making its assessments regarding incentive compensation, the compensation committee considered the following: in the case of Ms. Tolan, her success in driving our growth, increasing our operating margins, recruiting key talent for the organization and identifying new business opportunities; in the case of Mr. Deffarges, his oversight of several of our operating sites and his contributions in the area of organizational build-out and development; in the case of Mr. Staton, his contributions to our financial performance, the development of our financial systems and controls and the recruitment and development of our finance team; and in the case of Mr. Kazarian, his oversight of several of our operating sites and his contributions in the area of organizational build-out and development. For our executive officers other than Ms. Tolan, the compensation committee also considered Ms. Tolan’s recommendations regarding incentive compensation and her assessment of each executive officer’s contributions to our performance during 2009. For the actual 2009 amounts that we paid to each executive officer under our annual cash incentive bonus program, see the Summary Compensation Table below.

Although our adjusted EBITDA for the year ended December 31, 2010 exceeded the plan established by our board, it fell short of internal goals established for the executive officers. The allocation of bonuses for 2010 among our executive officers was based on the compensation committee’s subjective assessments of individual contributions by our executive officers in their respective areas of primary responsibility. In making its assessments regarding incentive compensation, the compensation committee considered the following: in the case of Ms. Tolan, her success in driving our growth, increasing our operating margins, recruiting key talent for the organization and identifying new business opportunities; in the case of Mr. Deffarges, his contributions in the area of organizational build-out and development; in the case of Mr. Staton, his contributions to our financial performance, the development of our financial systems and controls and the recruitment and development of our finance team; and in the case of Mr. Kazarian, his oversight of several of our operating sites and his contributions in the area of organizational build-out and development. For our executive officers other than Ms. Tolan, the compensation committee also considered Ms. Tolan’s recommendations regarding incentive compensation and her assessment of each executive officer’s contributions to our performance during 2010. For the actual 2010 amounts that we paid to each executive officer under our annual cash incentive bonus program, see the Summary Compensation Table below.

Our board uses our unaudited financial results to make financial target performance determinations under our annual cash incentive bonus program, and those results may be adjusted in connection with the preparation of our audited consolidated financial statements. As described above, the purpose of these targets was to establish a method for determining the payment of cash incentive bonuses. You are cautioned not to rely on these performance goals as a prediction of our future performance.

From time to time, we may make special cash bonus awards to our employees, including our executive officers. In July 2008 and August 2009, we determined to award special cash bonuses of approximately $81,000 and $143,000, respectively, to Mr. Staton contemporaneously with the cash dividend we declared on all outstanding capital stock in each of those years. Mr. Staton was not entitled to participate in those cash dividends with respect to his vested but unexercised stock options. However, because Mr. Staton is primarily responsible for our financial management and is deeply involved in helping to achieve our strategic goals, and in light of the connection between Mr. Staton’s contributions and our ability to pay these cash dividends, the board determined to award him special cash bonuses in amounts that represented the payments he would have received as cash dividends if he had owned such number of shares equal to the vested portion of his option on the record date for the applicable dividend. As stockholders, our other executive officers participated directly in these cash dividends and therefore did not receive any special bonus in either year relating to this aspect of our financial performance.

Equity Incentive Awards.  Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, and our compensation committee currently intends to continue this practice. Although we do not have any equity ownership guidelines or requirements for our executive officers, we believe that equity incentive awards:

•	provide our executive officers with a strong link to our long-term performance, including by enhancing their accountability for long-term decision making;

•	help balance the short-term orientation of our annual cash incentive bonus program;

•	create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and

•	further our goal of executive retention.

Employees who are considered essential to our long-term success are eligible to receive equity incentive awards, which typically vest over four years. In determining the size of equity incentive awards to executive officers, our compensation committee generally considers the executive’s experience, skills, level and scope of responsibilities and internal comparisons to other comparable positions in our company. As of December 31, 2009, all equity incentive awards granted to our executive officers had fully vested. Accordingly, in connection with its evaluation of the need for revisions to our executive compensation program, on February 3, 2010 our board of directors, on the recommendation of the compensation committee, granted stock options to purchase 1,176,000, 450,800, 509,600 and 282,240 shares of our common stock, respectively, to Ms. Tolan and Messrs. Staton, Deffarges and Kazarian. These options have an exercise price equal to $14.71 per share (the fair value of our common stock as of such date, as determined by the board of directors). These options vest in four equal annual installments based on continued employment, and were immediately exercisable, provided that upon exercise the shares issued are subject to the same vesting and repurchase provisions that applied before exercise.

Other Employee Benefits.  We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, a medical care plan, vacation and standard company holidays. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, we do not provide a matching 401(k) contribution for any of our executive officers.

We also provide for each of our chief executive officer, chief financial officer and executive vice president supplemental disability income protection that provides income replacement in the event of a qualifying disability.

Severance and Change of Control Arrangements.  We have an employment agreement with our chief executive officer that provides a combination of “single trigger” and “double trigger” benefits in connection with a change of control of our company and/or termination of her employment. We believe a combination of “single trigger” and “double trigger” vesting along with severance payments maximizes stockholder value because it limits any unintended windfalls to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any change of control, including a change of control in which they believe they may lose their jobs. We also have an employment agreement with our chief financial officer and an offer letter with our senior vice president, each of which provides for specified salary continuation, and in the case of our chief financial officer, benefits continuation, in the event of specified employment terminations.

See “— Potential Payments upon Termination or Change in Control” and “Employment Agreements” for a more detailed description of these arrangements.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers, except our chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board or compensation committee may, in their judgment, authorize compensation payments that are not exempt under Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our two other executive officers during our fiscal years ended December 31, 2008, 2009 and 2010. We refer to these individuals as our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)

Mary A. Tolan	2010	700,000	—	—	1,928,015	760,000	4,883	3,392,898
Founder, President and	2009	515,000	—	—	—	600,000	5,219	1,120,219
Chief Executive Officer(4)	2008	515,000	150,000	—	—	450,000	5,608	1,120,608
John T. Staton	2010	330,000	—	—	739,073	206,400	3,404	1,278,877
Chief Financial Officer	2009	321,360	143,492	—	100,221	258,000	3,640	826,713
and Treasurer	2008	321,360	156,099	—	133,632	183,000	3,917	798,008
Etienne H. Deffarges	2010	449,313	—	—	835,473	225,000	10,605	1,520,391
Executive Vice President	2009	437,500	—	—	—	350,000	10,704	798,204
	2008	437,500	100,000	1,244	—	346,750	10,999	896,493
Gregory N. Kazarian	2010	288,850	—	—	462,724	160,000	—	911,574
Senior Vice President(5)	2009	281,250	—	—	—	202,250	—	483,500
	2008	281,250	75,000	—	—	127,250	35,000 (6)	518,500

(1)	Represents the amount of the discretionary cash bonus paid to each executive officer. In the case of Mr. Staton, the 2008 and 2009 amounts also include the special cash bonuses intended to approximate his participation in our 2008 and 2009 cash dividends.

(2)	Valuation of these option awards is based on the dollar amount of share-based compensation expense that we recognized for financial statement reporting purposes in 2008, 2009 and 2010 computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2008, 2009 and 2010. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K.

(3)	For Ms. Tolan, Mr. Staton and Mr. Deffarges, these amounts represent long-term disability insurance premiums paid by us on behalf of each such named executive officer.

(4)	Ms. Tolan is also a member of our board of directors but does not receive any additional compensation in her capacity as a director.

(5)	Mr. Kazarian was also our general counsel and secretary until November 2009.

(6)	Consists of the $22,000 cost of travel provided to Mr. Kazarian under a program designed to recognize exemplary performance by senior employees, and a $13,000 reimbursement to Mr. Kazarian for the associated U.S. federal and state income taxes.

Grants of Plan-Based Awards in 2010

The following table sets forth information for 2010 regarding grants of compensation in the form of plan-based awards made during 2010 to our named executive officers.

	Payouts Under
	Non-Equity	All Other		Grant Date Fair
	Incentive Plan	Option Awards:	Exercise or Base	Value of Stock
	Awards Target	Number of Securities	Price of Option	and Option
Name	($)(1)(2)	Underlying Options (#)	Awards ($/Sh)	Awards ($)(3)

Mary A. Tolan	$760,000	1,176,000	14.71	8,852,105
John T. Staton	$206,400	450,800	14.71	3,393,307
Etienne H. Deffarges	$225,000	509,600	14.71	3,835,912
Gregory N. Kazarian	$160,000	282,240	14.71	2,124,505

(1)	Annual cash incentive bonuses paid under the annual cash incentive bonus program for 2010 are also disclosed in the “Summary Compensation Table”.

(2)	There are no minimum or maximum payout levels, and our board has broad discretion to make adjustments to the awards.

(3)	Valuation of these option awards is computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2010. None of our executive officers exercised any stock options and no restricted stock awards held by our named executive officers became vested during 2008, 2009 or 2010 other than 190,555 shares of restricted common stock held by Mr. Deffarges, which vested in full in 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Mary A. Tolan	1,176,000 (1)	—	14.71	2/3/2020
John T. Staton	781,236 (2)	—	0.77	9/1/2015
	450,800 (1)	—	14.71	2/3/2020
Etienne H. Deffarges	509,600 (1)	—	14.71	2/3/2020
Gregory N. Kazarian	282,240 (1)	—	14.71	2/3/2020

(1)	These options vest in four equal annual installments based on continued employment, and were immediately exercisable, provided that upon exercise the shares issued are subject to the same vesting and repurchase provisions that applied before exercise.

(2)	This stock option was immediately exercisable upon grant, and as of September 1, 2009, was fully vested.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options during 2010. Our named executive officers did not hold any shares of restricted stock during 2010, so no restricted stock held by our named executive officers vested in 2010.

Potential Payments Upon Termination or Change of Control

The table below summarizes the potential payments to each of our named executive officers if he or she were to be terminated on December 31, 2010 under the circumstances described in the footnotes below.

	Severance		Medical/Welfare	Total
Name	Payments(1)		Benefits(2)	Benefits

Mary A. Tolan	$700,000	(3)	—	$700,000
John T. Staton	$599,994	(4)	$18,252 (4)	$618,246
Etienne H. Deffarges	—		—	—
Gregory N. Kazarian	$288,850	(5)	—	$288,850

(1)	Amounts subject to a reduction for compensation earned by the named executive officer from any new employment during the severance period.

(2)	Calculated based on the estimated cost to us of providing these benefits.

(3)	Represents amounts payable for termination due to death or “disability” or termination without “cause” or for “good reason” pursuant to the employment agreement described below.

(4)	Represents amounts payable for termination without “cause” or for “good reason” pursuant to the employment agreement described below.

(5)	Represents amounts payable for termination without “cause” pursuant to the offer letter described below.

Employment Agreements

Mary A. Tolan.  We entered into an at-will employment agreement with Mary A. Tolan, our president and chief executive officer, effective January 2004. Pursuant to the agreement, Ms. Tolan is entitled to an annual base salary of at least $400,000, subject to adjustment by our board of directors. Ms. Tolan’s annual base salary is currently $710,500. Pursuant to the agreement, Ms. Tolan earned a one-time cash performance bonus of $200,000 based on customer procurement during 2004 consistent with our business plan. Pursuant to the agreement, in March 2004, our board of directors granted Ms. Tolan 11,760,000 shares of restricted stock, which vested in equal monthly installments over four years ending November 2007.

If Ms. Tolan’s employment is terminated due to her death or “disability”, if we terminate Ms. Tolan’s employment without “cause” or if Ms. Tolan terminates her employment for “good reason”, as those terms are defined in her employment agreement, (1) Ms. Tolan will be entitled to receive her base salary paid in accordance with our payroll practices during the 12 months following such termination, subject to a reduction for any compensation she earns from any new employment during the severance period, and (2) Ms. Tolan’s outstanding stock-based awards will continue to vest until the earlier of 12 months following her termination or the end of the applicable award’s vesting period. In the event of a “change in control”, as such term is defined in her employment agreement, 50% of all unvested shares of Ms. Tolan’s stock-based awards will accelerate and vest in full as of the effective date of the “change in control”. If Ms. Tolan’s employment is terminated without “cause” or if Ms. Tolan terminates her employment for “good reason” within 12 months after a “change in control”, the remaining 50% of all unvested shares of Ms. Tolan’s stock-based awards will accelerate and vest in full. If Ms. Tolan is terminated for “cause”, she has agreed to execute a limited stock power transferring all rights to vote the 11,760,000 shares of restricted stock granted to her pursuant to the employment agreement to a person we designate in our sole discretion. Ms. Tolan’s employment agreement restricts her from engaging in activities competitive with us, soliciting our employees and consultants, and diverting business from us for a period of 12 months following her termination.

John T. Staton.  We entered into an at-will employment agreement with John T. Staton, our chief financial officer and treasurer, effective June 2005. Pursuant to the agreement, Mr. Staton is entitled to an annual base salary of at least $300,000, subject to adjustment by our board of directors and our chief executive officer. Mr. Staton’s annual base salary is currently $334,950. Mr. Staton is eligible to earn an annual performance bonus of up to $100,000 per year, with the full $100,000 guaranteed for each of his first two years of employment. Pursuant to the agreement, in September 2005, our board of directors granted Mr. Staton an option to purchase 1,173,236 shares of our common stock at an exercise price of $0.77 per share, vesting in equal monthly installments over four years ending September 2009.

If we terminate Mr. Staton’s employment without “cause” or if Mr. Staton terminates his employment for “good reason”, as those terms are defined in his employment agreement, Mr. Staton will be entitled to receive $33,333 per month during the 18 months following such termination, subject to a reduction for any compensation he earns from any new employment during the severance period. If Mr. Staton’s employment is terminated without “cause” or if Mr. Staton terminates his employment for “good reason”, Mr. Staton and his family will be entitled to continue to participate in our health insurance plan during the 18 months following termination to the extent of his participation prior to termination, and we will pay the premiums that we paid prior to termination. Mr. Staton’s employment agreement restricts him from engaging in activities competitive with us, soliciting our employees and consultants, and diverting business from us for a period of 18 months following his termination.

Gregory N. Kazarian.  We entered into an offer letter with Gregory N. Kazarian, our senior vice president, in December 2003. Pursuant to the offer letter, Mr. Kazarian is entitled to an annual base salary of $225,000. Mr. Kazarian’s annual base salary is currently $293,183. Pursuant to the offer letter, Mr. Kazarian earned a one-time cash performance bonus of $75,000 based on customer procurement, and was entitled to receive an option to purchase shares of our common stock then representing 1.5% of our common stock. In lieu of the option, in June 2004, our board of directors awarded Mr. Kazarian 980,000 shares of common stock, then representing 1.5% of our common stock, which vested in equal monthly installments over four years ending before January 2008. If we terminate Mr. Kazarian’s employment without cause, Mr. Kazarian will be entitled to receive his current monthly base salary during the 12 months following such termination, subject to a reduction for any compensation he earns from any new employment during the severance period.

Confidentiality and Non-Disclosure Agreements

As a condition to employment, each named executive officer entered into a confidentiality and non-disclosure agreement with us. Under these agreements, each named executive officer has agreed:

•	not to solicit our employees and customers during his or her employment and for a period of 18 months after the termination of employment;

•	not to compete with us during his or her employment and for a period of 12 months after the termination of employment;

•	to protect our confidential and proprietary information; and

•	to assign to us intellectual property developed during the course of his or her employment.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the company’s management. Based on such review and discussion with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the Compensation Committee of the Board of Directors of Accretive Health, Inc.

Steven N. Kaplan (chair)
Edgar Bronfman, Jr.
J. Michael Cline
Denis J. Nayden
Arthur H. Spiegel, III

Compensation Committee Interlocks and Insider Participation

During 2010, the compensation committee consisted of Messrs. Nayden (chair), Bronfman, Cline and Spiegel. On April 25, 2011, Mr. Kaplan joined our compensation committee and replaced Mr. Nayden as chair. None of Messrs. Kaplan (chair), Bronfman, Cline, Nayden and Spiegel has ever been an officer or employee of Accretive Health. No member of the compensation committee had any relationship with us during fiscal 2010 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee.

Alternatively, our general counsel may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Since January 1, 2010, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and 5% stockholders:

Transactions with Ascension Health

In October 2004, Ascension Health became our founding customer. Since then, in exchange for its initial start-up assistance, operational laboratory services and related consulting services relative to the services we were developing, we have issued common stock and granted warrants to Ascension Health, as a result of which Ascension Health holds more than 5% of our voting securities. Ascension Health is the nation’s largest Catholic and largest non-profit health system. It is dedicated to its mission of serving all, with special attention to those who are poor and vulnerable. Our work on behalf of Ascension Health is done in compliance with its charity care guidelines and billing and collection policies, which recognize the human dignity of each individual and our responsibility to treat all patients with respect. A key element of our work for Ascension Health is qualifying patients for charity care and identifying potential payment sources for patients who are uninsured or underinsured. Since January 1, 2010, we have engaged in the following transactions with Ascension Health:

Customer Relationship.  In October 2004, we and Ascension Health entered into a master services agreement with an initial term through November 1, 2007. In December 2007, we and Ascension Health renewed and extended the agreement through December 31, 2012 pursuant to an amended and restated master services agreement, which will automatically renew for successive one-year terms unless terminated by us or Ascension Health upon 180 days prior written notice.

Pursuant to the amended and restated master services agreement, we provide our revenue cycle service offering to hospitals affiliated with Ascension Health that execute separate managed service contracts with us and thereby become our customers. In rendering our services, we must comply with each hospital’s policies and procedures relating to billing, collections, charity care, personnel, risk management, good corporate citizenship and other matters; the ethical and religious directives for Catholic healthcare services; and all applicable federal, state and local laws and regulations. Ascension Health’s affiliated hospitals are not obligated to execute a managed service contract with us or to use our services. Each managed service contract with a hospital affiliated with Ascension Health incorporates the provisions of the master services agreement and provides that the hospital will be bound by all amendments, modifications and waivers that we and Ascension Health agree to under the master services agreement. With certain discrete exceptions, we are the exclusive provider of revenue cycle services to the hospitals affiliated with Ascension Health that execute managed service contracts with us. Our managed service contracts with hospitals affiliated with Ascension Health require us to consult with such hospitals before undertaking services for competitors specified by such hospitals in their contracts with us. As a result, before we can begin to provide services to a specified competitor, we are required to inform and discuss the situation with the hospital that specified the competitor but are not required to obtain the consent of such hospital. We do not believe the existence of this consultation obligation has materially impaired our ability to obtain new customers.

The term of each managed service contract with a hospital affiliated with Ascension Health is five years and will automatically renew for successive one-year terms unless terminated by us or Ascension Health upon 210 days prior written notice. By mutual agreement, we and Ascension Health can terminate the managed service contracts between us and hospitals affiliated with Ascension Health upon 180 days prior written notice after the second anniversary of the effective date of the applicable contract. Upon 30 days prior written notice, Ascension Health can terminate the affected portion of any applicable managed service contract if we are unable to provide services to a hospital for 30 days out of any 45-day period due to any cause beyond our reasonable control. We can terminate any applicable managed service contract if a hospital is excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs, and Ascension Health can terminate the master services agreement if we are excluded from participation in any such program. A hospital cannot terminate its managed service contract with us but it can determine not to renew its contract with us. All managed service contracts between us and hospitals affiliated with Ascension Health will terminate automatically when the master services agreement between us and Ascension Health terminates or expires.

The amended and restated master services agreement provides, among other things, that:

•	we assume full responsibility for the management and cost of the revenue cycle operations of each hospital that executes a managed service contract with us, including the payroll and benefit costs associated with the hospital’s employees conducting revenue cycle activities (and who remain hospital employees for all purposes), and the agreements and costs associated with related third-party services;

•	we are required to supply, at our cost, a sufficient number of our own employees on each hospital’s premises and the technology necessary to implement and manage our services;

•	each hospital must provide us with the facilities, standard office furnishings and services, pre-existing revenue cycle assets and authority to provide our services;

•	in general, each hospital pays us:

•	base fees equal to a specified amount, subject to annual increases under an inflation and wage increase formula;

•	incentive fees based on achieving agreed-upon benchmarks; and

•	management and technology fees;

•	our fees are subject to adjustment in the event specified performance milestones are not met, which would result in a reduction of future fees payable to us;

•	we are required to offer to Ascension Health’s affiliated hospitals fees for our services that are at least as low as the fees we charge any other similarly-situated customer receiving comparable services at comparable volumes;

•	we must implement our services and technology at each hospital in a manner that does not cause an unplanned material disruption in the hospital’s operations;

•	we are required to work to qualify patients for charity care and identify potential payment sources for patients who are uninsured and underinsured;

•	we are required to maintain patient and employee satisfaction levels as compared to specified baseline performance measurements;

•	a joint review board consisting of an equal number of senior executives from us and Ascension Health oversees the obligations and performance of the parties and hears fee disputes and other disputes, with any unresolved disputes submitted to binding arbitration (provided that hospitals cannot withhold base fees for any reason);

•	the parties provide various representations and indemnities (subject to a specified cap) to each other;

•	following termination or expiration of the master services agreement or any managed service contract between us and a hospital affiliated with Ascension Health, if requested by Ascension Health, we must:

•	provide termination assistance, in return for reasonable compensation, for three months;

•	continue to provide our services for up to one year in return for compensation equal to a specified percentage of the then-applicable base fees; and

•	provide reasonable assistance to Ascension Health in seeking bids from other parties to provide similar services; and

•	following termination or expiration of the agreement, we must grant to the applicable hospitals a license to continue using all software and applications we used to provide our services, in exchange for payments and fees that vary depending on whether the agreement is terminated for cause or for any other reason.

The amended and restated master services agreement may not be terminated by hospitals affiliated with Ascension Health. The agreement may only be terminated by Ascension Health or us in the following circumstances:

•	either party may terminate the agreement if the other party materially breaches the agreement and fails to cure the breach in accordance with specified cure provisions; and

•	Ascension Health may terminate the agreement (1) if we undergo a change in control, (2) if Ascension Health receives an opinion of qualified legal counsel, after consultation with our qualified legal counsel, in which it concludes that the agreement presents a material risk of causing Ascension Health or any affiliated hospital to violate any applicable laws, regulations or rules related to its operations, and that risk cannot be reasonably mitigated by the parties following good faith consultations and consideration of reasonable amendments and modifications to the agreement, or (3) if we become excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs, or if we fail to promptly remove from providing services to Ascension Health and its affiliates any of our staff or related entities that become excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs.

In 2010, net services revenue from hospitals affiliated with Ascension Health represented 50.7% of our total net services revenue. As of December 31, 2010, we had $22.1 million of accounts receivable from hospitals affiliated with Ascension Health.

Initial Stock Issuance and Protection Warrant Agreement.  In October and November 2004, we issued 3,537,306 shares of our common stock to Ascension Health, then representing a 5% ownership interest in our company on a fully-diluted basis, and entered into a protection warrant agreement, under which we granted Ascension Health the right to purchase additional shares of our common stock from time to time for $0.003 per share when Ascension Health’s ownership interest in our company declines below 5% due to our issuance of additional stock or rights to purchase stock. The protection warrant agreement, and all purchase rights granted thereunder, expired on the closing of our initial public offering. In 2008 and 2009, we granted Ascension Health the right to purchase 91,183 and 136,372 shares of our common stock for $0.003 per share, respectively, pursuant to the protection warrant agreement. No such rights were earned in 2010. In 2008 and 2009, Ascension Health purchased 261,275 and 164,396 shares of our common stock, respectively, from us for $0.003 per share, pursuant to the protection warrant agreement. As of December 31, 2010, there were no protection warrants outstanding and no additional warrant rights may be earned under this agreement.

Supplemental Warrant Agreement.  Pursuant to a supplemental warrant agreement that became effective in November 2004, Ascension Health had the right to purchase up to 3,537,306 shares of our common stock based upon the achievement of specified milestones relating to its sales and marketing assistance. In May 2007, we amended and restated the supplemental warrant agreement to reduce the number of shares covered by the agreement to 1,749,064 shares. In September 2007, we further amended and restated the supplemental warrant agreement to modify the purchase right milestones. Under the supplemental warrant agreement, the purchase price is equal to the most recent common stock-equivalent price per share paid in a capital raising transaction or, if we have not had a capital raising transaction within the preceding six months, the exercise price of the employee stock options we have most recently granted. Based on Ascension Health’s achievement of specified milestones relating to its sales and marketing assistance, Ascension Health earned the right to purchase all 1,749,064 shares under the supplemental warrant agreement. No warrants were earned during year ended December 31, 2010. Ascension Health was issued 615,649 shares of common stock as a result of cashless exercise of outstanding supplemental warrants during the year ended December 31, 2010. The supplemental warrant with respect to 437,264 shares of common stock expired in connection with our initial public offering. As of December 31, 2010, there were no supplemental warrants outstanding; no additional warrant rights may be earned under the Supplemental Warrant Agreement.

Registration Statement.  In mid-2011, we intend to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the resale of the shares of common stock issued to Ascension Health upon exercise of all warrants acquired by it under the Protection Warrant Agreement and Supplemental Warrant Agreement and the resale of up to 2,623,593 shares of our common stock acquired by it in May 2007.

Zimmerman Licensing and Consulting Warrant

In conjunction with the start of our business, in February 2004, we executed a term sheet with a consulting firm and its principal, Zimmerman LLC (formerly known as Zimmerman and Associates) and Michael Zimmerman, respectively, contemplating that we would grant to Mr. Zimmerman a warrant, with an exercise price equal to the fair market value of our common stock upon grant, to purchase shares of our common stock then representing 2.5% of our equity in exchange for exclusive rights to certain revenue cycle methodologies, tools, technology, benchmarking information and other intellectual property, plus up to another 2.5% of our equity at the time of grant if the firm’s introduction of us to senior executives at prospective customers resulted in the execution of managed service contracts between us and such customers. In January 2005, we formalized the license and warrant grant contemplated by the term sheet and granted to Mr. Zimmerman a warrant to purchase 3,266,668 shares of our common stock for $0.29 per share, representing 5% of our equity at that time. In 2005, we recorded $483,334 in selling, general and administrative expense in conjunction with this warrant grant. Mr. Zimmerman subsequently assigned certain of the warrant rights to trusts, the beneficiaries of which are members of Mr. Zimmerman’s immediate family. In December 2010, Mr. Zimmerman and the trusts exercised the warrant rights in full to purchase 3,266,668 shares of our common stock for $0.29 per share. As of December 31, 2010, the warrant was no longer outstanding and no additional warrant rights may be earned under this agreement. Mr. Zimmerman and the trusts sold an aggregate of 1,510,601 shares of our common stock in our March 2011 public offering.

Liquidation Preference Payments

Upon the closing of our initial public offering in May 2010, we were required to make liquidation preference payments to the holders of our outstanding preferred stock in amounts equal to the original purchase price per share plus any accrued but unpaid dividends. Each holder was entitled to elect to receive such payment in cash or in shares of common stock valued at the public offering price per share in our initial public offering in May 2010. The following table sets forth the liquidation preference payments made to our directors, executive officers and holders of more than 5% of our voting securities who held shares of our preferred stock and, based on elections received by such holders, the allocation of such payments between cash and shares of common stock:

Name	Shares	Cash	Total Payment

Accretive Investors SBIC, L.P.	603,218	—	$7,238,625
FW Oak Hill Accretive Healthcare Investors, L.P.	502,696	—	$6,032,357
Mary A. Tolan	104,599	—	$1,255,199
John T. Staton Declaration of Trust(1)	—	$78,946	$78,946
Etienne H. Deffarges	—	$530,132	$530,132
Steven N. Kaplan	—	$88,212	$88,212
Gregory N. Kazarian	—	$69,979	$69,979
The Shultz 1989 Family Trust(2)	11,052	—	$132,633
Spiegel Family LLC(3)	42,226	—	$506,714

Total	1,263,791	$767,269	$15,932,797

(1)	John T. Staton, our chief financial officer and treasurer, is the trustee of John T. Staton Declaration of Trust, the beneficiaries of which are members of Mr. Staton’s immediate family.

(2)	George P. Shultz, a member of our board of directors, and his wife are the beneficiaries of The Shultz 1989 Family Trust.

(3)	Arthur H. Spiegel, III, a member of our board of directors, and his wife are the managing members of Spiegel Family LLC, the members of which are members of Mr. Spiegel’s immediate family.

Certain Employment Arrangements

We employ Kyle Hupach, the brother-in-law of Gregory N. Kazarian, our senior vice president, as a director of revenue cycle operations. Mr. Hupach’s current annual base salary is $123,250, and he also participates in our standard employee benefits package. In 2010, Mr. Hupach’s total compensation, including salary, bonus and the amount of share-based compensation expense that we recognized for financial statement reporting purposes for stock options previously granted to him, was $170,938.

Registration Rights

We are a party to a stockholders’ agreement with certain of our stockholders, including the following directors, executive officers and holders of more than 5% of our voting securities and their affiliates: Mary A. Tolan, Etienne H. Deffarges, Gregory N. Kazarian, Irrevocable 2009 Kazarian Children’s Trust, Irrevocable 2009 Gregory N. Kazarian Trust, John T. Staton Declaration of Trust, Steven N. Kaplan, The Shultz 1989 Family Trust, Kazarian Family, LLC, Spiegel Family LLC, Accretive Investors SBIC, L.P. and FW Oak Hill Accretive Healthcare Investors, L.P. Pursuant to the stockholders’ agreement, we are required to pay all registration fees and expenses, including the reasonable fees and disbursements of one counsel for the participating stockholders, and indemnify each participating stockholder with respect to each registration of registrable shares that is effected. In March 2011 in connection with the public offering of shares of the company by certain selling stockholders of the company, we agreed to provide Ascension Health, Michael E. Zimmerman and his related trusts, The Anne T. and Robert M. Bass Foundation and Knight Foundation, with the indemnification rights set forth in the stockholders’ agreement, and each agreed to be bound by the associated obligations, to the extent it was participating in the offering.

Indemnification

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, during the year ended December 31, 2010, the reporting persons complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2012, stockholder proposals must be received at our principal executive offices no later than December 3, 2011, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on June 3, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2012 Annual Meeting of Stockholders but not included in the proxy statement by March 5, 2012, but not before February 4, 2012, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2012 Annual Meeting is scheduled to be held on a date before May 14, 2012, or after August 2, 2012, which are dates 20 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to such annual meeting, and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting, whichever first occurs. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2012 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to the board of directors is increased.

Each stockholder’s notice for a proposal must be timely given to our corporate secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our bylaws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting, (2) the text of the proposal, (3) the reasons for conducting such business at the meeting, (4) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (5) the class and number of shares beneficially owned by the stockholder making the proposal, (6) a description of any material interest of such stockholder and the respective affiliates and associates of, or others acting in concert with, such stockholder in such business, (7) a description of all agreements, arrangements or understandings between such stockholder and any other persons in connection with the proposal, (8) a description of all agreements, arrangements or understandings entered into by, or on behalf of, such stockholder to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to shares of our stock, (9) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made pursuant to the rules of the SEC, (10) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (11) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such proposal.

For nominations, a stockholder’s notice to our corporate secretary generally must set forth information specified in our bylaws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, (4) a description of all direct or indirect compensation and other material monetary agreements, arrangements and understandings during the past three years between such stockholder and each proposed nominee, his or her respective affiliates and associates, or others acting in concert with such nominee(s), (5) any other information concerning such nominee(s) that must be disclosed as to nominees in proxy solicitations pursuant to the rules of the SEC. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder, (3) a description of all arrangements or understandings between such stockholder and any other persons in connection with the nomination, (4) a description of all agreements, arrangements or understandings entered into by, or on behalf of, such stockholder to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to shares of our stock, (5) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made pursuant to the rules of the SEC, (6) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named it its notice and (7) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or otherwise to solicit proxies from stockholders in support of such nomination.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Accretive Health, Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

ACCRETIVE HEALTH, INC. 401 NORTH MICHIGAN AVENUE SUITE 2700 CHICAGO, IL 60611VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M36496-P12332 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ACCRETIVE HEALTH, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following: 1. Election of Class I Directors 0 0 0 Nominees: 01) Mary A. Tolan 02) J. Michael Cline 03) Denis J. Nayden The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 0 2. Advisory vote on the approval of named executive officers compensation. 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 Year 2 Years 3 Years Abstain 0 0 3. Advisory vote on approval of the frequency of a stockholder vote to approve the compensation of the named executive officers. 0 0 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 0 4. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. 0 0 NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at http://proxyonline.accretivehealth.com. M36497-P12332 ACCRETIVE HEALTH, INC. Annual Meeting of Stockholders June 3, 2011 9:00 AM (CDT) This proxy is solicited by the Board of Directors The undersigned hereby appoints Mary A. Tolan, John T. Staton and Daniel A. Zaccardo and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Accretive Health, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Accretive Health, Inc. to be held June 3, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS NUMBERED 2 AND 4, AND FOR THE SELECTION, IN PROPOSAL NUMBERED 3, OF A THREE-YEAR FREQUENCY FOR HOLDING EXECUTIVE COMPENSATION ADVISORY VOTES. Continued and to be signed on reverse side